Exhibit 99

CACI Corrects False Information About Chain of Command in Iraq

Civilian Contractors Do Not Give Orders to Military Personnel

Arlington, VA, July 29, 2004 — CACI International Inc (NYSE:CAI) today issued the following statement: In accordance with the Army’s Statement of Work (SOW) and the Army’s Delivery Orders (Do’s), CACI personnel were never in charge of military personnel in Iraq. Civilian contractors do not give orders to military personnel. The CACI personnel serving in Iraq at all times have been under the operational control and direction of U.S. military.

This has been confirmed at the highest levels – both in sworn testimony of the Army Generals responsible for operations in Iraq and by the Secretary of Defense and the Secretary of the Army.

CACI personnel in Iraq provided administrative supervision over CACI contractor personnel, such as managing and monitoring their pay, billeting, and leave schedules. Control over the interrogation operations at Abu Ghraib prison and elsewhere has been vested exclusively in the military chain of command. For instance, interrogation operations at Abu Ghraib prison were, and remain, under the operational control of the JIDC, a military unit under the command and control of military personnel.

The fact that civilian interrogators in Iraq are at all times supervised by the military chain of command has been repeatedly and unambiguously emphasized not only by CACI but by the highest levels of the military itself. For example:

•	In May 6, 2004 testimony before the Senate Armed Services Committee, Secretary of Defense Donald Rumsfeld stated that civilian interrogators in Iraq “are responsible to the military intelligence who hire them, and have the responsibility for supervising them.”

•	At the same May 6, 2004 hearing, Acting Secretary of the Army Les Brownlee added that “in the theatre we have employed civilian interrogators and linguists. The Central Command has done this. And these people have no supervisory capabilities at all. They work under the supervision of officers in charge or non-commissioned officers in charge of whatever team or unit they are on . . . .”

•	In July 22, 2004 testimony before the Senate Armed Services Committee, Lieutenant General Mikolashek provided the same information: “[I]n terms of what [civilian contractors] did and how they performed their oversight on a day-to-day basis, it was that military supervisor, that M.I. person in that organization to whom they reported.

While CACI provides under its delivery orders a few senior intelligence advisor positions in Iraq, these positions support and are subordinate to, the Army staff, or the Joint Task Force Staff. These advisors are located either at the Army or joint task force headquarters, not in the prisons where interrogations take place. While these advisors provide valuable insight and advice to the military intelligence communities they serve, they do not issue orders or exercise operational control of interrogation or other intelligence gathering and assessment activities, as such control is vested solely in the military chain of command.

CACI continues to provide professional interrogation and analyst support services (an intelligence information gathering function) to the U.S. Army in Iraq. Since 1962, the company has successfully provided IT services during nine U.S. Presidential administrations that have had varying policies and objectives. With over 9,400 employees operating from over 100 office locations in the USA and around the world, CACI takes pride in satisfying its customers and in complying with the highest ethical standards.

CACI’s advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. Our efforts also free up the troops for other critical military missions. Its U.S. military customers in Iraq have commended the company for its performance.

Additional information, news releases, and FAQs on CACI’s Iraq business and these related matters is available on CACI’s website: www.caci.com

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, homeland security and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S military operations in Iraq; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For other information contact:

Jody Brown Senior Vice President, Public Relations

(703) 841-7801, jbrown@caci.com